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                                                                       EXHIBIT 5

                                 April 29, 1999



Illinois Superconductor Corporation
451 Kingston Court
Mt. Prospect, Illinois  60056

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         I am Vice President, General Counsel and Secretary of Illinois Superconductor Corporation, a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement includes a combined prospectus which relates to 18,382,683 shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), of which (i) 11,055,561 shares (the "Note Conversion Shares") may in the future be issued upon the conversion of $13.65 million aggregate face principal amount of the Company's outstanding Senior Convertible Notes due May 15, 2002 (collectively, the "Notes"), (ii) 1,867,122 shares (the "Interest Shares") may in the future be issued, at the option of the Company, as accrued interest on the Notes and (iii) 5,460,000 shares (the "Warrant Shares") may in the future be issued upon the exercise of certain warrants issued by the Company which expire on May 15, 2001 and March 31, 2002 (collectively, the "Warrants").

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Certificate of Incorporation of the Company, as amended, (c) the By-Laws of the Company, (d) the Notes, (e) the Warrants and
(f) resolutions adopted by the Board of Directors of the Company. In connection with this opinion, I have assumed the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies.

         Based upon and subject to the foregoing, it is my opinion that:

         (1) The Note Conversion Shares, if and when issued by the Company upon the conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable;

         (2) The Interest Shares, if and when issued by the Company as accrued interest on the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable; and

         (3) The Warrant Shares, if and when issued by the Company upon the exercise of the Warrants in accordance with the terms of the Warrants and duly paid for by the holders of the Warrants at the time of such exercise, will be validly issued, fully paid and non-assessable.

         My opinion expressed above is limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States, and I do not express any opinion concerning any other laws.

         I hereby consent to use of my name under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5 to the Registration Statement.

                                 Very truly yours,

                                 /S/ WILLIAM M. KOCHLEFL

                                 William M. Kochlefl
                                 Vice President, General Counsel and Secretary


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